Exhibit 99.1

Press Release

PLYMOUTH RUBBER COMPANY, INC. REPORTS IMPROVED RESULTS FOR THE FOURTH QUARTER OF 2003

CANTON, Mass., February 10, 2004 -- Plymouth Rubber Company, Inc. (Amex:
PLR.A - News, PLR.B - News) announced today financial results for the fourth quarter and fiscal year ended November 28, 2003.

Plymouth's fourth quarter 2003 sales increased 10% to $18,073,000, from $16,403,000 last year. Loss from continuing operations for the fourth quarter decreased to a loss of $133,000, or a loss of $0.07 diluted earnings per share, from a loss of $999,000, or a loss of $0.49 diluted earnings per share last year. The fourth quarter income from discontinued operations was $511,000, or income of $0.25 diluted earnings per share, due to a reduction in product warranty reserves for the discontinued roofing business. The fourth quarter 2003 net income was $378,000, or income of $0.18 diluted earnings per share, compared to a loss of $999,000, or a loss of $0.49 diluted earnings per share last year.

For fiscal 2003, sales increased 1% to $65,873,000, from $65,259,000 last year. Loss from continuing operations for fiscal 2003 was $2,815,000, or a loss of $1.37 diluted earnings per share, from a profit of $101,000, or a profit of $0.05 diluted earnings per share last year. Fiscal 2003 income from discontinued operations was $511,000, or income of $0.25 diluted earnings per share, and the fiscal 2003 net loss was $2,304,000, or a loss of $1.12 diluted earnings per share, compared to a profit of $101,000, or a profit of $0.05 diluted earnings per share last year.

 "Although the first nine months of 2003 were extremely difficult, we were pleased by the improvement shown in the fourth quarter, as our sales strengthened significantly over both the first three quarters of 2003 and the previous year's fourth quarter" stated Maurice J. Hamilburg, Plymouth's President and Co-CEO. "Continued higher sales are planned for 2004 which, combined with recently completed expense reductions, should produce considerable further improvement in the new year."

Plymouth Rubber Company, Inc. manufactures and distributes plastic and rubber products, including automotive tapes, insulating tapes, and other industrial tapes and films. The Company's tape products are used by the electrical supply industry, electric utilities, and automotive and other original equipment manufacturers. Through its Brite-Line Technologies subsidiary, Plymouth manufactures and supplies highway marking products. This release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. The Company's actual results could differ materially from those set forth in the forward-looking statements as a result of various factors, including those referenced in the "Management's Discussion and Analysis" section of the Company's most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K which are on file with the SEC.

Contact:
Joseph J. Berns
Vice President -- Finance
(781) 828-0220 Ext. 1377
Source: Plymouth Rubber Company, Inc

                               << Table Follows >>
                Plymouth Rubber Company, Inc. Reports Improved Results
                          for the Fourth Quarter Of 2004

                                  (Continued)

                 (In Thousands Except Share and Per Share Amounts)

                           Fourth Quarter Ended       Year  Ended
                            Nov. 28,    Nov. 29,   Nov. 28,    Nov. 29,
                             2003        2002        2003        2002
                          ----------  ----------  ----------  ----------

Net Sales                 $  18,073   $  16,403   $  65,873  $   65,259

Income (loss) from
 continuing
 operations                    (133)       (999)     (2,815)        101

Income from
 discontinued
 operations                     511          --         511          --
                          ----------  ----------  ----------  ----------
Net Income (loss)         $     378   $    (999)  $  (2,304)  $     101
                          ==========  ==========  ==========  ==========

Per Share Data:

Basic Earnings Per Share:

Income (loss) from
 continuing
 operations               $   (0.07)  $   (0.49)  $   (1.37)  $    0.05

Income from
 discontinued
 operations                    0.25          --        0.25          --
                          ----------  ----------  ----------  ----------

Net Income                $    0.18   $   (0.49)  $   (1.12)  $    0.05
                          ==========  ==========  ==========  ==========

Weighted average number
 of shares outstanding    2,058,976   2,058,976   2,058,976   2,058,976
                          ==========  ==========  ==========  ==========


Diluted Earnings Per Share
Income (loss) from
 continuing
 operations               $   (0.07)  $   (0.49)  $  (1.37)   $    0.05

Income from
 discontinued
 operations                    0.25          --        0.25          --
                          ----------  ----------  ----------  ----------
Net Income                $    0.18   $   (0.49)  $   (1.12)  $    0.05
                          ==========  ==========  ==========  ==========

Weighted average number
  of shares outstanding   2,058,976   2,058,976   2,058,976   2,105,857
                          ==========  ==========  ==========  ==========